SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                            SCHEDULE 13G
                           (Rule 13d-102)


                  Information Statement Pursuant to
           Rules 13d-1 and 13d-2 Under the Securities Exchange Act of
     1934
                          (Amendment No. 1)


                   ELECTRONIC FAB TECHNOLOGY CORP.
                          (Name of Issuer)

               Common Stock, $.01 par value per share
                   (Title of Class of Securities)

                             28570P 10 5
                           (CUSIP Number)

     CUSIP No. 28570P 10 2
                                    13G
                             Page 2 of 5 Pages



                                     1
                         NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Kenneth J. Schultz



                                     2
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                (a)      o
                                  (b)  o


                                     3
                               SEC USE ONLY




                                     4
                   CITIZENSHIP OR PLACE OF ORGANIZATION

                                    USA






                                 NUMBER OF
                                  SHARES
                               BENEFICIALLY
                                 OWNED BY
                                   EACH
                                 REPORTING
                                  PERSON
                                   WITH
                                     5
                             SOLE VOTING POWER

                                  150,800



                                     6
                            SHARED VOTING POWER

                                  100,000



                                     7
                          SOLE DISPOSITIVE POWER

                                  150,800



                                     8
                         SHARED DISPOSITIVE POWER

                                  100,000


                                     9
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  250,800


                                    10
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*   o




                                    11
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   6.36%


                                    12
                         TYPE OF REPORTING PERSON*

                                    IN

     This Amendment No. 1 to Information Statement on Schedule
     13G is filed by Kenneth J. Schultz with respect to the securities specified below of Electronic Fab Technology Corp. and restates the information set forth on the initial Schedule 13G filed by Mr. Schultz in paper format on March 20, 1995 with respect to such securities.


     Item 1.

          (a)  Name of Issuer

                    Electronic Fab Technology Corp.

          (b)  Address of Issuer's Principal Executive Offices

                    7251 West 4th Street
                    Greeley, Colorado  80634-9763

     Item 2.

          (a)  Name of Person Filing

                    Kenneth J. Schultz

          (b)  Address of Principal Business Office or, if none,
     Residence

                    2129 Reservoir Road
                    Greeley, CO  80631

          (c)  Citizenship

                    See Item 4 of Cover Page

          (d)  Title of Class of Securities

                    Common stock, par value $.01 per share, of Electronic Fab Technology Corp. (the
                    "EFTC Common Stock")

          (e)  CUSIP Number

                    28570P 10 5

     Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a :

          N/A

Item 4.  Ownership

          (a)   Amount Beneficially Owned

                See Item 9 of Cover Page.

          (b)   Percent of Class

                See Item 11 of Cover Page and Item 4(a) above.

          (c)   Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote

                See Item 5 of Cover Page.

             (ii)   shared power to vote or to direct the vote

                See Item 6 of Cover Page. The filing person contributed such 100,000 shares to a partnership of which Mr. Schultz is a general partner.

             (iii) sole power to dispose or to direct the disposition of

                See Item 7 of Cover Page.

             (iv) shared power to dispose or to direct the disposition of

                See Item 8 of Cover Page and Item 4(c) (ii) above.

     Item 5.  Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

     Item 6.  Ownership of More than Five Percent on Behalf of Another
     Person.

          N/A

     Item 7.  Identification and Classification of the Subsidiary
     Which Acquired the Security Being
     Reported on By the Parent Holding Company

          N/A

     Item 8.  Identification and Classification of Members of the
     Group

          N/A

Item 9.  Notice of Dissolution of Group

          N/A

     Item 10.  Certification

          N/A

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Date:  March 6, 1997
          Kenneth J. Schultz
                                   KENNETH J. SCHULTZ

     Following is the text of the initial Information Statement on Schedule 13G, filed in paper format on March 20, 1995, to which this Amendment No. 1 relates.


                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13G


                Under the Securities Exchange Act of 1934
                         (Amendment No. ______)*


                     ELECTRONIC FAB TECHNOLOGY CORP.
                             (Name of Issuer)

                  Common Stock, $.01 par value per share
                      (Title of Class of Securities)

                               28570P 10 5
                              (CUSIP Number)


     Check the following box if a fee is being paid with this statement x. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934
     ("Act") or otherwise subject to the
     liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     CUSIP No. 910734 10 2
                                    13G




                                     1
                         NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Kenneth J. Schultz



                                     2
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                (a)      o
                                  (b)  o


                                     3
                               SEC USE ONLY




                                     4
                   CITIZENSHIP OR PLACE OF ORGANIZATION

                                    USA






                                 NUMBER OF
                                  SHARES
                               BENEFICIALLY
                                 OWNED BY
                                   EACH
                                 REPORTING
                                  PERSON
                                   WITH
                                     5
                             SOLE VOTING POWER

                                  217,800



                                     6
                            SHARED VOTING POWER





                                     7
                          SOLE DISPOSITIVE POWER

                                  217,800



                                     8
                         SHARED DISPOSITIVE POWER




                                     9
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  217,800


                                    10
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*




                                    11
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   5.9%


                                    12
                         TYPE OF REPORTING PERSON*

                                    IN


                         *SEE INSTRUCTION BEFORE FILLING OUT!
Item 1.

          (a)   Name of Issuer

                Electronic Fab Technology Corp.

          (b)   Address of Issuer's Principal Executive Offices

                7251 West 4th Street
                Greeley, Colorado  80634-9763

     Item 2.

          (a)   Name of Person Filing

                Kenneth J. Schultz

          (b)   Address of Principal Business Office or, if none,
     Residence

                c/o Electronic Fab Technology Corp.
                7251 West 4th Street
                Greeley, CO  80634-9763

          (c)   Citizenship

                See Item 4 of Cover Page

          (d)   Title of Class of Securities

                Common stock, par value $.01 per share

          (e)   CUSIP Number

                28570P 10 5

     Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a :

          (a)       Broker or Dealer registered under Section 15 of the Act
          (b)       Bank as defined in section 3(a)(6) of the Act
          (c)       Insurance Company as defined in section
                    3(a)(19) of the Act
          (d) Investment Company registered under section 8 of the Investment Company Act
          (e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
          (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                    see Sec. 240.13d-1(b)(ii)(F)
          (g)       Parent Holding Company, in accordance with Sec.
                    240.13d-1(b)(ii)(G)
                    (Note:  See Item 7)
          (h)       Group, in accordance with Sec.
                    240.13d-1(b)(1)(ii)(H)

     Item 4.  Ownership

          (a)   Amount Beneficially Owned

                See Item 9 of Cover Page

          (b)   Percent of Class

                See Item 11 of Cover Page

          (c)   Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote

                See Item 5 of Cover Page

             (ii)   shared power to vote or to direct the vote

                See Item 6 of Cover Page

             (iii)  sole power to dispose or to direct the disposition of

                See Item 7 of Cover Page

             (iv) shared power to dispose or to direct the disposition of

                See Item 8 of Cover Page

     Item 5.  Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6.  Ownership of More than Five Percent on Behalf of Another
     Person.

          N/A

     Item 7.  Identification and Classification of the Subsidiary
     Which Acquired the Security Being
     Reported on By the Parent Holding Company

          N/A

     Item 8.  Identification and Classification of Members of the
     Group

          N/A

     Item 9.  Notice of Dissolution of Group

          N/A

     Item 10.  Certification

          N/A

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Date:  March 14, 1995
     Kenneth J. Schultz
                                   KENNETH J. SCHULTZ